UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
Current Report
Dated May 22, 2008
of
AGCO CORPORATION
A Delaware Corporation IRS Employer Identification No. 58-1960019 SEC File Number 1-12930
4205 River Green Parkway
Duluth, Georgia 30096
(770) 813-9200
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
     ☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
     ☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
     ☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
     ☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.
Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
On May 16, 2008, AGCO Corporation (the “Company”), certain of its subsidiaries and Cooperatieve Centrale Raiffeisen-Boerenleenbank B.A., “Rabobank Nederland,” New York Branch, and the other lenders named therein, entered into a Credit Agreement providing for a US$300.0 million multi-currency revolving credit facility. The Credit Agreement replaces the Company’s existing $300.0 million multi-currency revolving credit facility.
The maturity date of the revolving credit facility is May 16, 2013. Interest accrues on amounts outstanding under the credit facility, at the Company’s option, at either (1) LIBOR plus a margin ranging between 1.00% and 1.75% based upon our total debt ratio or (2) the higher of the administrative agent’s base lending rate or one-half of one percent over the federal funds rate plus a margin ranging between 0.0% and 0.50% based on our total debt ratio. The credit facility contains covenants restricting, among other things, the incurrence of indebtedness and the making of certain payments, including dividends, and is subject to acceleration in the event of a default, including as a result of the failure of borrowers to make payments under the facility or under other indebtedness, the breach of their representations, warranties or covenants thereunder or a change of control, as defined in the Credit Agreement. The Company also must fulfill financial covenants in respect of a total debt to EBITDA ratio and an interest coverage ratio, as defined in the Credit Agreement. Unlike the Company’s previous multi-currency revolving credit facility, the credit facility is not secured by assets of the Company or any pledge of the stock of the Company’s domestic or foreign subsidiaries. As of May 16, 2008, there were no amounts outstanding under the Credit Agreement. The information required by this Item with respect to material relationships between the Company and any of the parties to the Credit Agreement set forth under the heading “Related Parties” on page 46 of the Company’s Form 10-K filed on February 29, 2008 is incorporated herein by reference.
A copy of the Credit Agreement is filed herewith as Exhibit 10.1 and is incorporated herein by reference. The foregoing description of the Credit Agreement is qualified in its entirety by reference to the Credit Agreement.
Item 9.01. Financial Statements and Exhibits.
     (d) Exhibits.

Exhibit
Number	Description of Exhibits
10.1	Credit Agreement, dated as of May 16, 2008, by and among AGCO Corporation, certain of its subsidiaries and Cooperatieve Centrale Raiffeisen-Boerenleenbank B.A., “Rabobank Nederland,” New York Branch, and the other lenders named therein

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AGCO Corporation
By:	/s/ Andrew H. Beck
Andrew H. Beck
Senior Vice President and Chief Financial Officer

Dated: May 22, 2008